Exhibit 99.1

Investors Title Company Announces Record Second Quarter 2020 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--August 4, 2020--Investors Title Company today announced record results for the second quarter ended June 30, 2020. The Company reported net income of $14.5 million, or $7.65 per diluted share, compared to $5.5 million, or $2.90 per diluted share, for the prior year period.

Revenues increased 44.5% to an all-time quarterly record of $61.7 million, compared with $42.7 million for the prior year quarter. Net premiums written increased 35.7% versus the prior year period, as a strong rebound in the housing market led to record levels of refinance activity as well as an increase in purchase activity. Revenue from non-title services decreased 21.5%, mainly due to reductions associated with like-kind exchange services. Changes in the estimated fair value of equity security investments resulted in the recognition of $8.0 million of revenue as stock values rebounded from declines in the prior quarter associated with the COVID-19 pandemic.

Operating expenses increased 22.4%, as higher premium volumes drove increases in commissions to agents. Notwithstanding premium volume increases, claims expense decreased 16.8% as a result of the recognition of a large claim in the prior year quarter. Personnel costs were 4.8% higher than the prior year period due to normal inflationary increases in salaries and benefits and targeted staff increases to support growth initiatives.

Income before income taxes increased 159.0% to $17.9 million for the current quarter versus $6.9 million in the prior year period. Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) increased 72.2% to $10.0 million for the current quarter versus $5.8 million in the prior year period (see Appendix A for a reconciliation of GAAP to non-GAAP measures used in this press release).

For the six months ended June 30, 2020, net income decreased 38.3% to $7.5 million, or $3.95 per diluted share, versus $12.1 million, or $6.40 per diluted share, for the prior year period. Revenues increased 10.8% to $91.6 million, despite the recognition of $6.5 million of reductions in the estimated fair value of equity investments, compared to a $5.8 million increase in the prior year period. Operating expenses increased 22.0% to $82.3 million, mainly due to increases in agent commissions and claims expense associated with higher levels of premiums written and recognition of favorable loss development in the prior year.

Investors Title continues to closely monitor the COVID-19 pandemic and the associated impacts on the title insurance industry, and to plan accordingly. The Company remains focused on providing uninterrupted service to our customers and business partners, and ensuring the safety and health of our employees. Having been deemed an essential business, all of our issuing offices have been fully operational since the onset of the pandemic. Many of our employees continue working remotely.

COVID-19 continues to highlight and accelerate the importance of technology in our industry. To limit personal interactions, electronic document signing and other tools that enable virtual loan closings are becoming more commonplace. Our investments in technology in recent years have greatly enhanced the ability of our agents and business partners to conduct business remotely, and the ability of our employees to work remotely.

Although several factors contributed to increasing strength in the housing market in the second quarter, there is undoubtedly a high level of risk and uncertainty in the economy. The ultimate impacts of COVID-19 on the overall economy, our industry, and our own business remain unknown at this time. Predictions about the impact of the virus on home sales are constantly evolving, but the outlook is generally more positive than it was a quarter ago. We are optimistic that low interest rates and generally stable home values will result in a continuation of strong demand for housing for the second half of the year.

Chairman J. Allen Fine added, “The housing market demonstrated remarkable resiliency in the second quarter. Supported by further interest rate declines, pent up demand from the first quarter, and initiatives from industry participants to enable loan closings during the pandemic, the overall level of purchase activity improved substantially. This increased level of real estate transaction activity, in conjunction with an increase in refinance volume, led to record levels of revenues for the Company.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, as updated by the additional Risk Factor in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2020 and 2019
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Net premiums written	$47,479	$34,978	$86,106	$63,773
Escrow and other title-related fees	2,018	1,901	3,860	3,223
Non-title services	1,975	2,517	4,522	4,905
Interest and dividends	1,105	1,193	2,282	2,449
Other investment income	526	926	966	1,336
Net realized investment gains (losses)	553	(14)	141	776
Changes in the estimated fair value of equity security investments	7,972	1,142	(6,486)	5,812
Other	120	90	258	405
Total Revenues	61,748	42,733	91,649	82,679

Operating Expenses:
Commissions to agents	24,089	16,275	44,276	31,333
Provision for claims	1,994	2,397	2,900	2,623
Personnel expenses	12,248	11,683	24,057	23,295
Office and technology expenses	2,457	2,230	4,872	4,453
Other expenses	3,038	3,228	6,151	5,742
Total Operating Expenses	43,826	35,813	82,256	67,446

Income before Income Taxes	17,922	6,920	9,393	15,233

Provision for Income Taxes	3,427	1,420	1,909	3,107

Net Income	$14,495	$5,500	$7,484	$12,126

Basic Earnings per Common Share	$7.66	$2.91	$3.96	$6.42

Weighted Average Shares Outstanding – Basic	1,892	1,889	1,891	1,888

Diluted Earnings per Common Share	$7.65	$2.90	$3.95	$6.40

Weighted Average Shares Outstanding – Diluted	1,895	1,896	1,895	1,896

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2020 and December 31, 2019
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019
Assets

Cash and cash equivalents	$29,709	$25,949

Investments:
Fixed maturity securities, available-for-sale, at fair value	102,115	104,638
Equity securities, at fair value	55,830	61,108
Short-term investments	24,723	13,134
Other investments	14,880	13,982
Total investments	197,548	192,862

Premiums and fees receivable	15,258	12,523
Accrued interest and dividends	1,005	1,033
Prepaid expenses and other receivables	10,486	5,519
Property, net	10,263	9,776
Goodwill and other intangible assets, net	10,023	10,275
Operating lease right-of-use assets	4,055	4,469
Other assets	1,561	1,487
Total Assets	$279,908	$263,893

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$32,694	$31,333
Accounts payable and accrued liabilities	37,469	28,318
Operating lease liabilities	4,093	4,502
Current income taxes payable	1,121	1,340
Deferred income taxes, net	6,066	7,038
Total liabilities	81,443	72,531

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,892 and 1,889 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	194,235	188,262
Accumulated other comprehensive income	4,230	3,100
Total stockholders’ equity	198,465	191,362
Total Liabilities and Stockholders’ Equity	$279,908	$263,893

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Six Months Ended June 30, 2020 and 2019
(in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	%	2019	%	2020	%	2019	%
Branch	$12,973	27.3	$10,388	29.7	$22,868	26.6	$17,554	27.5

Agency	34,506	72.7	24,590	70.3	63,238	73.4	46,219	72.5

Total	$47,479	100.0	$34,978	100.0	$86,106	100.0	$63,773	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Six Months Ended June 30, 2020 and 2019
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues
Total revenues (GAAP)	$61,748	$42,733	$91,649	$82,679
(Subtract) Add: Changes in the estimated fair value of equity security investments	(7,972)	(1,142)	6,486	(5,812)
Adjusted revenues (non-GAAP)	$53,776	$41,591	$98,135	$76,867

Income before Income Taxes
Income before income taxes (GAAP)	$17,922	$6,920	$9,393	$15,233
(Subtract) Add: Changes in the estimated fair value of equity security investments	(7,972)	(1,142)	6,486	(5,812)
Adjusted income before income taxes (non-GAAP)	$9,950	$5,778	$15,879	$9,421

Contacts

Elizabeth B. Lewter
Telephone: (919) 968-2200